Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb Reports 43 Percent Second-Quarter Earnings Per Share Growth on 11 Percent Sales Gain

-     Worldwide revenues grow eight percent excluding currency effects
-     Second-quarter earnings per share were $0.76, compared to $0.53 in 2003
-     Company increases full-year earnings per share guidance to between $2.80 and $2.85

FOR RELEASE THURSDAY, JULY 29, 2004

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported worldwide sales of $566.5 million for the quarter ended June 26, 2004, an 11 percent increase (or growth of eight percent on a constant-currency basis) over the prior-year period. Each of the Company's product categories reported solid sales growth.

Earnings per share of $0.76 grew 43 percent as compared to the $0.53 per share reported in the prior-year period. Operating margins of 13.3 percent of sales increased from 11 percent of sales in the prior year, reflecting improved gross margins and lower operating expenses as a percentage of sales.

First-half 2004 net sales were $1.1 billion, an increase of $116.3 million or 12 percent over 2003, and a seven percent increase excluding the effect of currency. Earnings per share were $1.19, an increase of 42 percent compared to the $0.84 earnings per share before the cumulative effect of a change in accounting principle in the prior year. Including that item, net earnings per share were $0.82 for the first half of 2003.

Commenting on second-quarter financial performance, Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, "We are pleased with the solid results we reported today, which demonstrate our continued progress toward our established financial goals. Just as important, we're starting to see the top-line contributions from recent product introductions. With more of those in the pipeline, we have good reason to be optimistic about our future growth prospects."

Bausch & Lomb indicated that it is now projecting full-year earnings per share to be in the range of $2.80 to $2.85. Previous guidance had been in the range of $2.70 to $2.75 per share. Zarrella commented, "The increased guidance reflects our current expectation for full-year constant-currency revenue growth of six to seven percent, with reported revenue growth in the low double digits if exchange rates remain where they are today. We expect the positive margin contribution from those higher sales to be somewhat offset in the back half of the year by higher R&D expenditures and investments to support new product launches like our new multi-purpose lens care solution."

Revenues by Geography

Second-quarter U.S. revenues were $225.6 million, up 10 percent from the prior year, and represented 40 percent of total Company sales. Revenues derived in markets outside the U.S. increased 11 percent over the same period in 2003 and were up six percent on a constant-currency basis. Revenue increases in each of the Company's geographic operating segments were as follows:

	Actual	Constant Currency
Americas Europe, Middle East and Africa Asia	+ 9% + 9% + 18%	+ 9% + 3% + 13%

These operating segment revenue trends were largely the result of the factors discussed below which influence each of the Company's product categories.

Revenues by Product Category

Revenue increases for each of the Company's product categories were as follows:

	Actual	Constant Currency
Contact Lenses Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	+ 12% + 7% + 11% + 9% + 17%	+ 8% + 5% + 8% + 6% + 16%

Contact lens revenues grew in each geographic region, led by sales of soft contact lenses, particularly the Company's core technology products. Those products accounted for approximately 55 percent of total second-quarter contact lens revenues and grew in excess of 30 percent as compared to the same period in 2003, benefiting from continued market expansion and share gains.

Constant-currency lens care sales growth in the Americas and Asia offset modest declines in Europe. On a worldwide basis, sales of multi-purpose solutions grew approximately 10 percent on the strength of the ReNu® brand. These gains more than offset lower sales of products associated with older-technology contact lens cleaning regimens.

Pharmaceuticals revenues increased in each geographic segment, mainly due to continued strong growth in sales of ophthalmic nutritional products including the PreserVision™ brand of ocular vitamins, which grew close to 40 percent in constant currency. Year-over-year increases in the Americas region also reflected sales gains for the Lotemax® brand of anti-inflammatory steroid drops and for the Company's lines of over-the-counter general eye care products.

Constant-currency cataract and vitreoretinal surgery revenues increased in each geographic segment, led by higher sales of intraocular lenses, disposables and viscoelastics.

Growth in revenues from products used in refractive surgery was primarily driven by higher sales of per-procedure cards, microkeratome blades and upgrades to the Zyoptix™ brand platform for customized LASIK surgery. The Americas region posted constant-currency growth of nearly 30 percent, with strong double-digit gains in Asia and essentially flat performance in Europe.

Liquidity Highlights

Cash and investments at the end of June totaled $603.9 million, representing a cash inflow of $41.3 million in the first half of 2004, compared to a cash outflow of $39.1 million in 2003. Cash flows from operations were $97.5 million in the first six months of 2004 versus $39.5 million in the prior year, primarily reflecting higher reported earnings and lower payments associated with foreign currency hedging contracts, partially offset by higher tax payments. First-half capital expenditures were $45.9 million compared to $35 million in the prior year.

The Company generated free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) of $48.6 million in the first half of 2004, compared to $17.6 million in the year-ago period. A reconciliation between cash flow and free cash flow follows:

	Year-to-Date 2004	Year-to- Date 2003
Net change in cash and cash equivalents	$41.3	$(39.1)
Net cash used in financing activities	7.1	50.4
Net cash paid for acquisitions of businesses and other intangible assets	0.2	6.3
Free Cash Flow	$48.6	$ 17.6

The Company continues to project full-year free cash flow of approximately $110 million in 2004.
Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Six Months Ended
	--------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
------------------------------------------------------------	------------------	------------------	------------------	-----------------
Net Sales
Americas	$247.5	$227.3	$462.5	426.8
Europe	202.0	185.9	403.1	355.7
Asia-Pacific	117.0	99.3	211.2	178.0
	--------------	--------------	--------------	--------------
	566.5	512.5	1,076.8	960.5
Cost and Expenses
Cost of products sold	227.6	213.7	448.0	411.9
Selling, administrative and general	222.0	204.3	433.9	384.5
Research and development	41.7	38.3	76.3	68.1
	--------------	------------------	------------------	------------------
	491.3	456.3	958.2	864.5
	------------------	--------------	--------------	--------------
Operating Earnings	75.2	56.2	118.6	96.0
Other (Income) Expense
Interest and investment income	(2.1)	(3.7)	(6.2)	(5.4)
Interest expense	11.8	13.6	23.6	28.2
Loss from foreign currency	1.9	1.6	0.6	3.3
	--------------	--------------	--------------	--------------
	11.6	11.5	18.0	26.1
	--------------	--------------	--------------	--------------
Earnings Before Income Taxes and Minority Interest	63.6	44.7	100.6	69.9
Provision for income taxes	21.3	15.2	33.7	23.8
	--------------	--------------	--------------	--------------
Earnings Before Minority Interest	42.3	29.5	66.9	46.1
Minority interest in subsidiaries	0.9	1.2	2.0	1.3
	--------------	--------------	--------------	--------------
Earnings Before Cumulative Effect of Change in Accounting Principle	41.4	28.3	64.9	44.8
Cumulative Effect of Change in Accounting Principle, net of taxes (1)	-	-	-	(0.9)
	--------------	--------------	--------------	--------------
Net Earnings	$41.4	$28.3	$64.9	$43.9
	========	========	========	========
Per Share: Earnings Before Cumulative Effect of Change in Accounting Principle	$0.76	$0.53	$1.19	$0.84
Cumulative Effect of Change in Accounting Principle	-	-	-	(0.02)
	--------------	--------------	--------------	--------------
Net Earnings	$0.76	$0.53	$1.19	$0.82
	========	========	========	========
Average Shares Outstanding - (000s)	54,431	53,431	54,463	53,616
	========	========	========	========

(1) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$167.1 134.9 139.4 89.5 35.6	$148.7 125.8 125.3 82.2 30.5	$324.2 249.1 255.0 174.0 74.5	$282.0 232.3 224.4 161.3 60.5
	---------------	--------------	--------------	---------------
	$566.5	$512.5	$1,076.8	$960.5
	========	========	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	June 26, 2004	December 27, 2003
--------------------------------------------------------------------------------	---------------------	--------------------
Assets
Cash and Short-term Investments	$603.9	$562.6
Trade Receivables, Net	483.3	476.3
Inventories, Net	207.5	207.3
Other Current Assets	158.5	175.2
	---------------	--------------------
Current Assets	1,453.2	1,421.4
Properties, Net	546.9	548.1
Goodwill and Intangible Assets	905.3	929.6
Other Assets	112.2	107.3
	---------------	--------------------
Total Assets	$3,017.6	$3,006.4
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$196.1	$195.0
Other Current Liabilities	662.7	681.4
	---------------	--------------------
Current Liabilities	858.8	876.4
Long-Term Debt	644.8	652.0
Other Long-Term Liabilities	247.0	259.1
Minority Interest	13.1	15.5
	---------------	--------------------
Total Liabilities	1,763.7	1,803.0
Shareholders' Equity	1,253.9	1,203.4
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$3,017.6	$3,006.4
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

News Media Contact:
Margaret Graham
585.338.5469
Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)
The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation # 252830

The rebroadcast of the conference call will be available starting at
1:30 p.m. ET July 29, 2004 through midnight on August 2, 2004.

Additionally, the investor call will be broadcast live over the
Internet. It can be accessed from the Investor Relations page of the
Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the success of product introductions; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; the continued successful implementation of the Company's efforts in managing and reducing costs and expenses; the Company's success in the process of management testing and auditor attestation of internal controls, as required under the Sarbanes-Oxley Act of 2002; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on controls and reporting; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended March 27, 2004.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2003 revenues were $2.0 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.

® and ™ denote trademarks of Bausch & Lomb Incorporated and its affiliates.